EXHIBIT 99.1

Sky Petroleum Announces Results for the 2007 First Quarter

Cash Flow Positive on Revenue of Approximately $1.0 million

AUSTIN, Texas, May 30, 2007 — Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, today announced results for the 2007 fiscal first quarter ended March 31, 2007. The company reported the Mubarek H2 well produced more than 21,500 barrels of oil in the first quarter, averaging approximately 238 barrels per day which resulted in net revenue of $969,226. The company generated a positive cash flow from operations of $622,788.

“We are pleased with the first quarter financial performance and particularly our ability to generate over $600,000 in positive cash flow as well as keeping cash expenses for the quarter to around $500,000,” said Brent Kinney, chief executive officer of Sky Petroleum, Inc. “The production from the H2 well appears to have stabilized to approximately 150 BOPD which should result in cash flow to Sky of about $150,000 to $200,000 per month depending on the price of oil, going forward.”

First Quarter Results

Net revenues were $969,226 for the 2007 first quarter with total expenses of $1,480,768 which included $977,960 million in non-cash expenses. Non-cash expenses include depletion and depreciation as well as share based compensation. The company reported a net loss of $444,546 or $0.01 per share for the first quarter of 2007. Cash and equivalents along with accounts receivable were $6,694,909 for the quarter.

Outlook

Sky Petroleum expects to generate additional oil and gas revenue in the 2007 second quarter and for the balance of 2007. However, actual production may vary from our forecasts or estimates and does not include any additional production from other Mubarek wells, planned or contemplated, if any. In addition, we expect the drilling of the second well, for which funding has been paid, to commence during the second quarter of 2007. Timing will be conditional on when the rig, which has been contracted, arrives at the Mubarek Field.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum’s primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to stabilize the well, the ability to carry out additional stimulation of the zones producing oil, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the timing for drilling the second obligation well, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum’s intended plan. Additional discussion of these and other risk factors affecting the company’s business and prospects is contained in the company’s periodic filings with the SEC.

Contact:

Michael Noonan

512-687-3427

mnoonan@skypete.com

Sky Petroleum, Inc.

Consolidated Balance Sheet

	March 31, 2007	December 31, 2006
	(Unaudited)	(Audited)
Assets

Current assets:
Cash and equivalents	$5,239,806	$5,810,763
Accounts receivable, net of allowance of $ 0	1,455,103	1,679,649
Prepaid expenses and other assets	79,942	12,667
Total current assets	6,774,851	7,503,079
Investment in oil and gas properties, net – full cost method of accounting including unevaluated costs of $13.0 million (Note 4)	17,203,628	17,701,760
Fixed assets, net	3,991	4,468
Deposits and other assets	2,839	4,066
Investment in non-affiliated entity	1,000,000	---
Total	18,210,458	17,710,294
Total Assets	$24,985,309	$25,213,373

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued liabilities	$86,289	$135,777

Stockholders’ Equity
Series A Preferred stock, $0.001 par value, 10,000,000 shares authorized, 3,055,556shares issued and outstanding (Note 3)	3,056	3,056
Common Stock, $0.001 par value, 150,000,000 shares authorized, 46,571,485 shares issued and outstanding	46,571	46,571
Additional paid-in capital	38,523,922	38,065,452
Cumulative translation adjustment	(1,088)	(1,088)
Accumulated deficit	(13,673,441)	(13,036,395)
Total Stockholders’ Equity	24,899,020	25,077,596
Total Liabilities and Stockholders’ Equity	$24,985,309	$25,213,373

Sky Petroleum, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31
	2007	2006
		(Restated)
Oil revenues	$969,226	$—
Expenses:
Consulting services	206,122	173,672
Compensation – related party	52,500	52,500
Share based compensation	478,106	433,002
Lease operating expenses	53,301	---
Depletion and depreciation	499,854
Investor relations	9,731	89,915
Professional fees	27,435	96,069
Director fees	37,500	53,400
General and administrative expenses	116,219	77,673
Total Expenses	1,480,768	976,231

Net operating loss	(511,542)	(976,231)

Other income (expense):
Interest income	66,996	157,579
Cumulative translation adjustment	---	(3,760)
Total other income	66,996	153,819

Net loss	$(444,546)	$(822,412)

Dividends on Preferred Stock	(192,500)	(192,500)

Net loss applicable to common stockholders	$(637,046)	$(1,014,912)

Net (loss) per share – basic and fully diluted	$(0.01)	$(0.02)

Weighted average of number of common shares
outstanding – basic and fully diluted	46,571,485	46,365,685